UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2015

VICAL INCORPORATED
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-21088 (Commission File Number)	93-0948554 (I.R.S. Employer Identification No.)
10390 Pacific Center Court San Diego, California (Address of principal executive offices)		92121-4340 (Zip Code)

Registrant’s telephone number, including area code: (858) 646-1100

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2015, the Company’s Board of Directors appointed Thomas E. Shenk to serve as a director of the Company.  Dr. Shenk was appointed to serve as a Class III director and will be subject to reelection at the Company’s 2016 annual meeting of stockholders.  Dr. Shenk was appointed to the Nominating/Governance Committee at the time of his election. Dr. Stephen Sherwin will no longer serve on the board effective December 18, 2015.

Dr. Shenk, currently the James A. Elkins Professor in the Life Sciences at Princeton University, is a pre-eminent virologist and leading expert on human cytomegalovirus. Dr. Shenk’s research has focused on gene functions and pathogenesis of adenovirus, a DNA tumor virus, and, more recently, human cytomegalovirus. His laboratory’s current areas of focus include the use of genetic and proteomic approaches for the dissection of cytomegalovirus gene functions and the cellular response to infection, as well as the development and analysis of models for study of viral latency. Dr. Shenk is a fellow of the American Academy of Microbiology and the American Academy of Arts and Sciences. He is also a member of the U.S. National Academy of Sciences and the U.S. National Academy of Medicine. He is a past president of the American Society for Virology and the American Society for Microbiology, and he served on the board of directors of Merck & Company for 11 years. He currently serves on several boards, including the Forge Life Science, Kadmon Corporation and MeiraGTx.

In connection with his service as a director, Dr. Shenk will receive the Company’s standard compensation for outside directors.  Information about the Company’s arrangements with its outside directors is included in its annual proxy statement filed on April 8, 2015, which includes the description of outside director compensation under Director Compensation.  In addition, Dr. Shenk entered into the Company’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICAL INCORPORATED

Date: December 21, 2015	By:	/s/ VIJAY B. SAMANT
Vijay B. Samant
Chief Executive Officer